Microsoft Word 10.0.2627;Supplemental Severance Pay Policy





   The Company has adopted a severance pay policy providing executive officers and key employees with salary continuation in the event of a termination. Terminations resulting from cause, resignation, retirement, death, and disability are not eligible. Subject to the company's discretion, the policy generally provides for one month's base pay for each full year of service with a minimum amount payable of three months and a maximum amount payable of twelve months. This is not a vested benefit and may be amended or terminated at any time.